ALTIGEN COMMUNICATIONS REPORTS FISCAL 2008 FOURTH QUARTER
AND YEAR END RESULTS
Positive Cash Flow from Operations in Fourth Quarter
Record Fiscal 2008 Revenue of $19 million, up 6% from Fiscal 2007

Fremont, CA – November 12, 2008 - AltiGen Communications, Inc. (NASDAQ: ATGN), a leading provider of VoIP business phone systems and Unified Communications solutions for small-to-medium businesses (SMBs), today reported financial results for its fiscal 2008 fourth quarter and year ended September 30, 2008.

Gilbert Hu, AltiGen's CEO, stated, "We grew full year revenue to $19 million in fiscal 2008, a six percent increase over fiscal 2007, despite the challenging economic environment. The increase in net loss for the year reflects the strategic investments we made as part of our growth plan. We continue to focus on increasing recurring revenue through new revenue sources such as our software assurance and premier service plans, which are being driven by our enhanced product offerings. At September 30, 2008, deferred revenue from our service plans was $1.7 million.”

Jeremiah Fleming, AltiGen's President and COO, stated, ”We continue to focus on execution of our growth plan and are starting to see the benefits of the strategic investments we have been making in product development and sales and marketing to drive new revenue growth. Our recently launched MAX Communications Server 6.0, which is our next generation VoIP phone system and unified communications solution, began shipping in October. This new software based VoIP solution is completely integrated with Microsoft’s Unified Communications offering and offers significantly enhanced scalability that opens new and sizable market opportunities for AltiGen to serve larger, more strategic resellers and customers. Our new product gives us an enterprise level solution that presents a significant return on investment to companies looking to reduce costs in these difficult economic times.

“Furthermore, during the year we signed up 75 new reseller partners who began ramping up to sell our new product. We look forward to their increased contribution as we move into fiscal 2009 with our new enterprise level solution. Going forward, we believe the significant cost benefits of our highly competitive and scalable new solutions will create increasing opportunities to capture additional market share, especially within the current economic environment.”

Financial Results
Revenue for the fiscal 2008 fourth quarter was $5.1 million, compared to $5.2 million in the fourth quarter a year ago and $4.8 million in the preceding quarter. Gross margin was 58.4 percent, compared to 56.5 percent a year ago and 58.8 percent in the preceding quarter. Operating expenses totaled $3.9 million, compared to $3.2 million a year ago and $3.9 million in the preceding quarter, reflecting the increased investment in research and development and sales and marketing.

Net loss for the fourth quarter was $810,000, or a loss of $0.05 per share, compared to a net loss of $144,000, or a loss of $0.01 per share in the fourth quarter a year ago, and a net loss of $1.0 million, or a loss of $0.07 per share, in the preceding quarter.

Phil McDermott, AltiGen's CFO, stated, “We achieved positive cash flow in the fourth quarter, reflecting the cash contribution from our support programs, and continue strong management of cash as we focus on reaching profitability. We ended the fourth quarter with cash and short-term investments of $9.9 million, a $400,000 increase over the third quarter, and have no long-term debt.”

Revenue for the fiscal 2008 full year was $19.0 million, compared to $17.9 million for fiscal 2007. Net loss for fiscal 2008 was $3.9 million, or a loss of $0.25, compared to a net loss of $936,000, or a loss of $0.06 per share, for fiscal 2007.

Stock Repurchase Program
In November 2008, the board authorized a one year extension of the Company’s repurchase program of up to $2.0 million of shares of AltiGen's common stock. Since inception of the program through September 30, 2008, AltiGen repurchased 231,135 shares of common stock for approximately $367,000. The program is approved through November 2009.

Earnings Conference Call
AltiGen will conduct a conference call with investment professionals at 2:00 p.m. Pacific Time (5:00 p.m. ET) today, November 12, 2008 to discuss AltiGen's results of operations for the fourth quarter. Dial (800) 862-9098 (domestic) or (785) 424-1051 (international) to listen in to the call. The conference call ID is "7AltiGen." A live webcast will also be made available at www.altigen.com. A telephonic replay will be available approximately one hour after the call through November 14, 2008. To access the replay, dial (800) 723-8184 or (402) 220-2668. A web archive will be made available at www.altigen.com for 90 days following the call's conclusion.

About AltiGen Communications
AltiGen Communications, Inc. (NASDAQ: ATGN) is a leading provider of VoIP business phone systems and Microsoft-based Unified Communications solutions for small-to-medium businesses (SMBs), including companies with multiple distributed locations, branch offices and call centers. AltiGen's scalable, integrated, and easy to manage all-in-one unified communications solutions enable an array of applications like standards based SIP VoIP phones and servers, unified messaging, voicemail, call recording, conferencing, call activity reporting and mobility solutions that leverage both the Internet and the public telephone network to take advantage of the convergence of voice and data communications. AltiGen's systems are designed with an open architecture and are built on an industry standard platform. This adherence to widely used standards allows products to integrate with and leverage the existing technology investment of partners and customers. For more information, call 1-888-ALTIGEN or visit the web site at www.altigen.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding the continued market acceptance of our Voice over IP telephone systems, the successful introduction of our new MAX Communications Server 6.0, and our ability to achieve profitability. These statements reflect management's current expectation. However, actual results could differ materially as a result of unknown risks and uncertainties, including but not limited to, risks related to AltiGen's limited operating history. For a more detailed description of these and other risks and uncertainties affecting AltiGen's performance, please refer to AltiGen's Annual Report on Form 10-K for the fiscal year ended September 30, 2007 and all subsequent current reports on Form 8-K and quarterly reports on Form 10-Q. All forward-looking statements in this press release are based on information available to AltiGen as of the date hereof and AltiGen assumes no obligation to update these forward-looking statements.

Contact:
Phil McDermott	Todd Kehrli or Jim Byers
Chief Financial Officer	Investor Relations
AltiGen Communications	MKR Group, Inc.
(510) 252-9712	(323) 468-2300
pmcdermott@altigen.com	atgn@mkr-group.com

AltiGen Communications, Inc.
Condensed Consolidated Statements of Operations
(Amounts in thousands, except per share data)
(Unaudited)

	Fourth Quarter Ended		Year Ended
	September 30		September 30
	FY 2008	FY 2007	FY 2008	FY 2007
Net Revenue	$5,113	$5,190	$18,897	$17,888
Gross profit	2,985	2,929	10,838	9,765
Research and development	1,129	871	4,216	3,373
Selling, general & administrative	2,746	2,314	10,874	7,774

Operating loss	(890)	(256)	(4,252)	(1,382)

Interest and other income, net	80	112	315	457

Net loss before tax	$(810)	$(144)	$(3,937)	$(925)
Provision for income tax	-	-	-	11

Net loss after tax	$(810)	$(144)	$(3,937)	$(936)

Basic and diluted net loss per share	$(0.05)	$(0.01)	$(0.25)	$(0.06)

Weighted average shares outstanding	15,777	15,651	15,745	15,363

Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	September 30, 2008	September 30, 2007

Cash and cash equivalents	$9,467	$6,111
Short-term investments	400	3,796
Accounts receivable, net	2,423	2,656
Inventories	1,594	1,567
Other current assets	176	237
Net property and equipment	423	506
Other long-term assets	293	377
Total Assets	$14,776	$15,250

Current liabilities	$5,373	$2,816
Long-term deferred rent	105	89
Stockholders' equity	9,298	12,345

Total Liabilities and Stockholders' Equity	$14,776	$15,250